COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                  Fiscal          Seven Months           Fiscal
                                Year Ended           Ended             Year Ended
                                 June 30,          January 31,         January 31,
                            1993          1994        1995         1996         1997
                        ------------------------   ----------   -----------------------
Earnings, as defined:
  Net income            $  595,478    $1,011,367   $2,491,895   $3,007,118  $ 8,247,759
  Income taxes             231,730       530,510    1,490,119    1,930,691    4,652,336
  Fixed charges,
   as below              1,142,646     1,546,240    1,413,636    4,517,576    6,852,612
                        ----------    ----------   ----------   ----------  -----------
  Total earnings,
   as defined           $1,969,854    $3,088,117   $5,395,650   $9,095,385  $19,752,707
                        ==========    ==========   ==========   ==========  ===========
Fixed charges,
 as defined:
  Interest expense      $1,142,646    $1,546,240   $1,413,636   $4,157,576  $ 6,852,612
                        ----------    ----------   ----------   ----------  -----------
  Total fixed charges,
   as defined           $1,142,646    $1,546,240   $1,413,636   $4,157,576  $ 6,852,612
                        ==========    ==========   ==========   ==========  ===========
Ratio of earnings to
 fixed charges                1.72          2.00         3.82         2.19         2.88
                        ==========    ==========   ==========   ==========  ===========

